EXHIBIT (11)
                         HONEYWELL INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

                                                                Third Quarter Ended                Nine Months Ended
                                                           ------------------------------    -------------------------------
                                                           September 29,      October 1,      September 29,        October 1,
                                                                  1996            1995              1996              1995
                                                           --------------     -----------     ---------------      ----------
Primary:
Income:
 Net income                                                    $   101.1        $    84.2          $    249.5       $   207.8

                                                           --------------     -----------     ---------------     -----------
                                                           --------------     -----------     ---------------     -----------
Shares:
 Weighted average of shares outstanding during the year       126,518,538     127,263,618         126,667,672     127,222,511
                                                           --------------     -----------     ---------------     -----------
                                                           --------------     -----------     ---------------     -----------

Earnings per share:
 Net income                                                    $     0.80       $     .66          $     1.97       $    1.63
                                                           --------------     -----------     ---------------     -----------
                                                           --------------     -----------     ---------------     -----------

Assuming full dilution:
Income:
 Net income                                                    $    101.1       $    84.2          $    249.5       $   207.8
                                                           --------------     -----------     ---------------     -----------
                                                           --------------     -----------     ---------------     -----------

Shares:
 Weighted average of shares outstanding during the year       126,518,538     127,263,618         126,667,672     127,222,511
  Shares issuable in connection with stock plans
    less shares purchasable from proceeds                       2,638,374       1,653,849           2,848,464       1,812,115
                                                           --------------     -----------     ---------------     -----------
     Total Shares                                             129,156,912     128,917,467         129,516,136     129,034,626
                                                           --------------     -----------     ---------------     -----------
                                                           --------------     -----------     ---------------     -----------

Earnings per share:
 Net income                                                    $     0.78       $    0.65          $     1.93       $    1.61
                                                           --------------     -----------     ---------------     -----------
                                                           --------------     -----------     ---------------     -----------



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